Exhibit 99.1

SUNSTONE HOTEL INVESTORS COMPLETES ACQUISITION OF THE CONFIDANTE MIAMI BEACH AND PROVIDES BUSINESS UPDATE

Irvine, Calif. (June 2, 2022) – Sunstone Hotel Investors, Inc. (the "Company" or "Sunstone") (NYSE: SHO), the owner of Long-Term Relevant Real Estate® in the lodging industry, today announced that it has completed the previously announced acquisition of the 339-room The Confidante Miami Beach (the “Hotel”) for a purchase price of $232 million, or $684,000 per key. The Company will invest approximately $60 million to reposition the Hotel into a premiere beachfront resort under Hyatt's luxury, lifestyle Andaz brand. Upon completion of the renovation, Sunstone will own a well-located, fully renovated, beachfront resort at a highly attractive all-in basis. The Company expects the Hotel will generate an 8% to 9% stabilized net operating income yield on the total investment in the Hotel, including the planned repositioning. The renovation program will begin in phases, starting in the fourth quarter of 2022 with completion expected to occur in the first half of 2024 when the Hotel will debut as Andaz Miami Beach.

The Company expects the Hotel will generate $3.5 to $4.0 million of EBITDA during its ownership period in 2022. The acquisition was funded from available cash and with $140 million of proceeds received from the Company’s previously undrawn revolving credit facility. Together with the expected funding for the previously announced acquisition of the remaining 25% joint venture interest in the Hilton San Diego Bayfront which is expected to close by the end of June, the Company anticipates having an outstanding credit facility balance at the end of the second quarter of approximately $240 million. Based on the Company’s anticipated leverage ratio as of the end of the second quarter, borrowings on the credit facility are expected to bear interest at the rate of one-month LIBOR plus 1.50%.

Operations Update

The Company’s operations for April and May 2022 reflect accelerating hotel demand as compared to the first quarter of 2022. While leisure travel continues to be robust, the greatest demand growth is occurring at the Company’s urban and group-oriented hotels which are experiencing an increase in near-term booking activity, higher than expected attendance at group events, and increased business transient volume.

●	Occupancy at the comparable 12 hotels the Company owned during both 2022 and 2019 (the “12 Hotel Comparable Portfolio”) has improved from down more than 2,800 bps as compared to 2019 in the first quarter of 2022 to down only 1,240 bps in Q2 2022 QTD.
●	Average Daily Rate at the 12 Hotel Comparable Portfolio has exceeded 2019 levels in each month of 2022 and is higher by 11.3% so far in Q2 2022 QTD.
●	As of April 30, 2022, group revenue pace for the 12 Hotel Comparable Portfolio for Q2 through Q4 2022 was down only 15% as compared to the same time in 2019, with average rates approximately 5% higher than in 2019.
●	As of mid-May, the 12 Hotel Comparable Portfolio had 87% of the total transient room nights on-the-books for June to December as compared to the same time in 2019, with average rates approximately 31% higher than in 2019.
●	In the second quarter 2019, the 12 Hotel Comparable Portfolio generated RevPAR of $229.50. Based on stronger demand acceleration in April and May, the Company currently anticipates that RevPAR at the 12 Hotel Comparable Portfolio for the second quarter 2022 will be down only 6% to 8% as compared to the second quarter of 2019.

Operating statistics for the 12 Hotel Comparable Portfolio as of May 31, 2022 were as follows:

	Occupancy			ADR		RevPAR
	2022	Change vs. 2019		2022	Change vs. 2019	2022	Change vs. 2019
April	75.7%	(1,290)	bps	$296.52	13.1%	$224.47	(3.3)%
May (1)	73.4%	(1,180)	bps	$286.73	9.4%	$210.46	(5.8)%
Q2 2022 QTD (1)	74.5%	(1,240)	bps	$291.62	11.3%	$217.26	(4.6)%
2022 YTD (1)	61.8%	(2,170)	bps	$285.64	10.7%	$176.53	(18.0)%

Operating statistics for all 14 hotels owned by the Company as of May 31, 2022 were as follows:

	April 2022	May 2022 (1)	Q2 2022 QTD (1)	2022 YTD (1)
Occupancy	75.3%	73.1%	74.2%	61.5%
ADR	$319.81	$314.41	$317.11	$309.07
RevPAR	$240.82	$229.83	$235.30	$190.08

(1)	Results for May 2022 are preliminary and may be adjusted during the month end closing process. Preliminary Q2 2022 QTD and 2022 YTD reflect preliminary results through May 31, 2022.

Share Repurchase Update

Since the beginning of April through June 1, 2022, the Company has repurchased 1.9 million shares of its common stock at an average price of $11.01 per share for a total purchase price of $21.2 million. Year to date, the Company has repurchased 5.8 million shares of its common stock at an average price of $11.13 per share for a total purchase price of $64.6 million. The Company has $435.4 million remaining under its existing share repurchase authorization. The authorization has no stated expiration date and future repurchases will depend on various factors, including the Company's capital availability and the price of the Company's common stock. The Company will provide the details of future stock repurchase activity, if any, as part of its quarterly financial reporting.

About Sunstone Hotel Investors

Sunstone Hotel Investors, Inc. is a lodging real estate investment trust (“REIT”). Sunstone’s strategy is to create long-term stakeholder value through the acquisition, active ownership, and disposition of hotels considered to be Long-Term Relevant Real Estate®. For further information, please visit Sunstone’s website at www.sunstonehotels.com.

For Additional Information

Aaron Reyes

Chief Financial Officer

Sunstone Hotel Investors, Inc.

(949) 382-3018

Forward Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including opinions, references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: the impact the COVID-19 pandemic has on the Company’s business and the economy, as well as the response of governments and the Company to the pandemic, and how quickly and successfully effective vaccines and therapies are distributed and administered; increased risks related to employee matters, including increased employment litigation and claims for severance or other benefits tied to termination or furloughs as a result of temporary hotel suspensions or reduced hotel operations due to COVID-19; general economic and business conditions, including a U.S. recession or increased inflation, trade conflicts and tariffs, regional or global economic slowdowns and any type of flu or disease-related pandemic that impacts travel or the ability to travel, including COVID-19; the need for business-related travel, including the increased use of business-related technology; rising hotel operating costs due to labor costs, workers’ compensation and health-care related costs, utility costs, property and liability insurance costs, unanticipated costs such as acts of nature and their consequences and other costs that may not be offset by increased room rates; the ground or airspace leases for two of the hotels the Company has interests in as of the date of this release; the need for renovations, repositionings and other capital expenditures for the Company’s hotels; the impact, including any delays, of renovations and repositionings on hotel operations; new hotel supply, or alternative lodging options such as timeshare, vacation rentals or sharing services such as Airbnb, in the Company’s markets, which could harm its occupancy levels and revenue at its hotels; competition from hotels not owned by the Company; relationships with, and the requirements, performance and reputation of, the managers of the Company’s hotels; relationships with, and the requirements and reputation of, the Company’s franchisors and hotel brands; the Company’s hotels may become impaired, or its hotels which have previously become impaired may become further impaired in the future, which may adversely affect its financial condition and results of operations; competition for the acquisition of hotels, and the Company’s ability to complete acquisitions and dispositions; performance of hotels after they are acquired; changes in the Company’s business strategy or acquisition or disposition plans; the Company’s level of debt, including secured, unsecured, fixed and variable rate debt; financial and other covenants in the Company’s debt and preferred stock; the impact on the Company’s business of potential defaults by the Company on its debt agreements or leases; volatility in the capital markets and the effect on lodging demand or the Company’s ability to obtain capital on favorable terms or at all; the Company’s need to operate as a REIT and comply with other applicable laws and regulations, including new laws, interpretations or court decisions that may change the federal or state tax laws or the federal or state income tax consequences of the Company’s qualification as a REIT; potential adverse tax consequences in the event that the Company’s operating leases with its taxable REIT subsidiaries are not held to have been made on an arm’s-length basis; system security risks, data protection breaches, cyber-attacks and systems integration issues, including those impacting the Company’s suppliers, hotel managers or franchisors; other events beyond the Company’s control, including climate change, natural disasters, terrorist attacks or civil unrest; and other risks and uncertainties associated with the Company’s business described in its filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All forward-looking information provided herein is as of the date of this release, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

This release should be read together with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q. Copies of these reports are available on our website at www.sunstonehotels.com and through the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) at www.sec.gov.